UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2016

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2016, Casella Waste Systems, Inc. (the “Company”) entered into a Credit Agreement by and among Bank of America, N.A., as administrative agent (“Administrative Agent”), Bank of America, N.A., as lender, and the other lenders party thereto (collectively, the “Lenders”), the Company and the Company’s subsidiaries identified therein (the “Credit Facility”).

General

The Credit Facility, under which the Company and its subsidiaries (subject to certain exceptions) are co-borrowers, provides for a new term loan B facility in the amount of $350 million (the “Term Loan Facility”) and a revolving credit facility in the principal amount of up to $160 million, with a $60 million sublimit for letters of credit (the “Revolving Credit Facility”). Additional loans of up to the greater of $100.0 million (plus the amount of certain voluntary prepayments) and an additional amount (subject to satisfaction of a consolidated secured net leverage ratio test of 4.00 to 1.00) may be made available under the Credit Facility upon request of the Company, provided that the Company is not in default at the time of increase and such other conditions as are reflected in the governing documents have been met, and subject to the receipt of commitments from Lenders for such additional amount.

On October 17, 2016, the Company borrowed the entire principal amount of the Term Loan Facility and $78.5 million under the Revolving Credit Facility to be used to redeem of all of the Company’s outstanding 7.75% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”), repay in full the Company’s existing Loan and Security Agreement dated as of February 27, 2016 (the “Prior Credit Facility”), which matures on February 2020 (or November 2018 if the Senior Subordinated Notes are not refinanced by then), and pay transaction related fees and expenses.

Interest Rates

Amounts outstanding under the Credit Facility accrue interest, at the Company’s option, at a rate per annum equal to either: (1) the base rate, as defined in the Credit Facility, or (2) an adjusted LIBOR rate, as defined in the Credit Facility, in each case plus an applicable interest margin. The applicable interest margin will be determined based on the Company’s net leverage ratio, as defined in the Credit Facility, with the interest initially set at (i) with respect to the Term Loan Facility, 3.00% for adjusted LIBOR borrowings (with a 1.00% LIBOR floor) and 2.00% for base rate borrowings, and (ii) with respect to the Revolving Facility, 3.00% for adjusted LIBOR borrowings and 2.00% for base rate borrowings. The interest rate otherwise payable under the Credit Facility will be subject to increase by 2.00% per annum during the continuance of a payment default and may be subject to increase by 2.00% per annum during the continuance of any other event of default.

Fees and Expenses

Certain customary fees and expenses are payable to the Lenders and the Administrative Agent under the Credit Facility, including a commitment fee on the unused portion of the Revolving Credit Facility that will be based on the Company’s consolidated net leverage ratio and will range from 0.250% to 0.500%. The initial commitment fee will be set at the rate of 0.375%. The Company will pay the revolving lenders a fee for letters of credit equal to the applicable interest margin for LIBOR loans under the Revolving Credit Facility, subject to increase by 2.00% per annum during the continuance of an event of default. The Company will also pay each issuing bank of any letter of credit a fronting fee equal to 0.250% per annum on the face amount of each letter of credit, plus customary issuance, administrative and other fees and costs.

Payments

The Credit Facility requires the Company to prepay outstanding loans, subject to certain exceptions, with:

•	solely with respect to the Term Loan Facility, 50% (subject to reduction to 25% and 0% based upon the Company’s consolidated secured net leverage ratio) of the Company’s annual consolidated excess operating cash flow (with certain deductions as set forth in the Credit Facility);

•	100% of the net cash proceeds of certain asset sales, insurance recoveries and other recovery events where the proceeds exceed certain thresholds, and certain casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence or issuance of certain debt, other than debt permitted under the Credit Facility.

The Company may voluntarily prepay outstanding loans from time to time, subject to certain conditions, without premium or penalty other than customary “breakage” costs with respect to LIBOR loans, provided, however, that if on or prior to the date that is six (6) months following the closing date, the Company prepays any loans under Term Loan Facility in connection with a repricing transaction, the Company must pay a prepayment premium of 1.00% of the aggregate principal amount of the term loans so prepaid.

The Company is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loans made on the closing date, with the balance due at maturity.

Maturity

The Term Loan Facility matures October 17, 2023 and the Revolving Credit Facility is available until October 17, 2021, in each case, subject to any extensions in accordance with the Credit Facility, at which time the applicable loans will become due and payable in full and the revolving commitments will terminate.

Security and Guarantees

All obligations under the Credit Facility are secured by a first priority security interest in substantially all of the Company’s and the co-borrowers’ existing and future assets (except as described below), including a pledge of the stock or other equity interests of the Company’s domestic subsidiaries (subject to certain exclusions) and of any first tier foreign subsidiaries, provided that not more than 65% of the voting stock of any such foreign subsidiaries shall be required to be pledged. As of the closing date, the Credit Facility is not required to be secured by any real property or any motor vehicles. However, the Administrative Agent has the right at any time to require the Credit Facility to be secured by real property and/or motor vehicles.

Covenants

The Credit Facility contains certain affirmative and negative covenants which, among other things and subject, in certain cases, to certain basket amounts and other exceptions, limit:

•	the existence of additional indebtedness (including guarantees);

•	the existence of liens or other encumbrances or pledges, or the granting of negative pledges;

•	investments, loans and advances;

•	mergers, consolidations, acquisitions and sales or other transfers of assets;

•	the payment of dividends and distributions and repurchases of equity;

•	prepayments of certain junior indebtedness, except in accordance with the terms of the Credit Facility;

•	change in lines of business; and

•	use of loan proceeds; and

•	certain transactions with affiliates.

The Credit Facility also requires, solely for the benefit of the lenders under the Revolving Credit Facility, that the Company meet financial tests, including, without limitation:

•	minimum consolidated EBITDA to consolidated cash interest charges ratio; and

•	maximum consolidated funded debt (net of up to an agreed amount of cash and cash equivalents) to consolidated EBITDA ratio.

Events of Default

The Credit Facility contains customary events of default, including, among other things:

•	payment defaults;

•	inaccuracy or breaches of representations and warranties;

•	covenant defaults;

•	cross-defaults to certain other debt;

•	events of bankruptcy and insolvency;

•	judgment defaults;

•	impairment of security interests in collateral;

•	a change of control, as defined in the Credit Facility;

•	certain ERISA events; and

•	failure of certain subordination provisions to be valid and enforceable.

Waiver and Modification

The terms of the Credit Facility may be waived or modified upon approval by the Company and the required percentage of the applicable Lenders (including, in some cases, where applicable, all of the Lenders, the required percentage of Revolving Credit Facility Lenders, or only the affected Lenders).

The foregoing summary of the material terms of the Credit Facility and the transactions contemplated thereby are qualified in their entirely by the complete text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as if fully set forth herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On October 17, 2016, concurrently with the financing transactions discussed in Item 1.01, the Company repaid in full all outstanding amounts under the Prior Credit Facility and terminated all commitments by the lenders to extend further credit thereunder and all guarantees and security interests granted by the Company to the lenders thereunder. The Company did not incur any early termination penalties in connection with the termination of the Prior Credit Facility.

Also on October 17, 2016, in connection with the redemption of the Senior Subordinated Notes discussed in Item 7.01, the Indenture, dated as of February 17, 2011, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, relating to the Senior Subordinated Notes (the “Indenture”) was discharged and ceased to be of further effect, except for those provisions in the Indenture that, by their terms, expressly survive the satisfaction and discharge of the Indenture.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 17, 2016, Casella Waste Systems, Inc. (the “Company”) issued a Notice of Redemption for 100% of the Senior Subordinated Notes then outstanding at a redemption price equal to 101.938% of the principal amount thereof plus accrued and unpaid interest thereon. The redemption is pursuant to Section 5 of the Senior Subordinated Notes and will be funded with borrowings under the Credit Facility. The redemption date is expected to be November 16, 2016.

The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of October 17, 2016, among Casella Waste Systems, Inc., the subsidiaries of Casella Waste Systems, Inc. identified therein and Bank of America, N.A., as agent for the lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: October 17, 2016	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 17, 2016, among Casella Waste Systems, Inc., the subsidiaries of Casella Waste Systems, Inc. identified therein and Bank of America, N.A., as agent for the lenders party thereto